EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UBL Interactive, Inc.

a Delaware Corporation

The undersigned, for the purposes of amending the Amended and Restated Articles of Incorporation of UBL Interactive, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: In accordance with Section 141 of the DGCL, the Board of Directors of the Corporation (the “Board”) duly adopted a resolution proposing and declaring advisable the following amendment to Article 1 Section 1.1 of the Amended and Restated Articles of Incorporation of said Corporation:

1.1 The name of this corporation is Yinghong Guangda Technology Limited.

SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The aforesaid amendment shall be effective as of May 24, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Corporation to be duly executed by the undersigned this 24th day of May, 2018.

UBL Interactive, Inc.

By:	/s/ Ling Gui
Name:	Ling Gui
Title:	Chief Executive Officer and Chief Financial Officer